Exhibit 99.1

NEWS RELEASE

Contact: Bruce Frymire

Director, Corporate Communications & Investor Relations

650.965.6042 bfrymire@cybersource.com

CyberSource Reports Record Revenue, New Customer Additions

Q2 revenue: $11.9 million, net income: $1.4 million,

2,600 new customers added during quarter

MOUNTAIN VIEW, Calif. – July 20, 2005 – CyberSource Corporation (NASDAQ: CYBS), a leading provider of electronic payment and risk management solutions, today announced financial results for its second quarter ended June 30, 2005.

•	Revenue grew to $11.9 million, a 38% increase over the same period last year.

•	Net income increased to $1.4 million, a 151% increase over $558,000 in the same period last year.

•	Earnings per share was $0.04 per share, a 100% increase over the $0.02 in the same period last year.

•	Transaction volumes increased to 147.2 million, a 47% increase over the 100 million transactions processed in the same period last year.

•	CyberSource added approximately 2,600 new customers in the first quarter, a 333% increase over the approximately 600 customers added in the second quarter of 2004.

•	The company is reaffirming guidance for the full year.

Second Quarter 2005 financial results

Revenue: Revenue was $11.9 million compared to $8.6 million in the same period last year, surpassing the company’s previous guidance of $11.8 million.

Gross profit: Gross profit was $7.0 million compared to $6.0 million in the same period last year.

Gross margin: Gross margin was 59% compared to 70% in the same period last year, and less than guidance of 63%. The decline in gross margin is due in part to an increase in global acquiring revenue which has a lower associated gross margin, but higher gross profit contribution per transaction compared to our gateway services. Global acquiring revenue represented approximately 20% of total CyberSource revenue in the second quarter of 2005 compared to approximately 5% in the same period last year.

Operating expenses: Operating expenses were $5.9 million compared to $5.6 million in the same period last year, and less than guidance of $6.5 million.

Net income: Net income was $1.4 million compared to $558,000 in the same period last year, surpassing guidance of $1.1 million.

Earnings per share: Earnings per share was $0.04 compared to $0.02 in the same period last year, surpassing guidance of $0.03.

Balance sheet: Cash, cash equivalents, and short-term investments at the end of the second quarter in 2005 were $43.9 million. The company has no long term debt. No stock was repurchased during the quarter.

Highlights for the quarter

Customer growth:

•	CyberSource signed approximately 2,600 new customers in the second quarter of 2005 including: Air Canada, American Bar Association, Ask Jeeves, Pitney-Bowes, Samsung, and Trane Company. New customers added this quarter increase the company’s total customer count to approximately 10,000.

•	Existing customers that added new services or renewed agreements during the quarter include Casio, Columbia House, Georgetown University, Kohl’s Department Store, L’Occitane, Macromedia, Match.com, Nike, and UC Berkeley.

•	CyberSource UK customers processed a record 17.1 million transactions in the second quarter of 2005, a 25% increase over the prior quarter.

Customer satisfaction. The company’s customer satisfaction level, derived from independent third party surveys, continues to be excellent. During the second quarter of 2005, 96% of enterprise and mid-sized customers contacted said the company had met or exceeded their expectations. Of that 96%, 89% said CyberSource customer support “excelled” or “exceeded” expectations.

System uptime. CyberSource uptime for the second quarter was 99.99%.

Six month period financial results

For the six months ended June 30, 2005, total revenue was $23.1 million, a 35% increase over $17.1 million for the six months ended June 30, 2004. The company recorded net income of $2.4 million or $0.07 per share for the six months ended June 30, 2005. This represents a 104% increase over net income of $1.2 million or $0.03 per share for the same period last year.

Guidance

CyberSource is providing guidance for the third quarter of 2005 and is reaffirming guidance for the full year 2005 based on information available as of July 20, 2005.

•	For the third quarter, ending September 30, 2005: Total revenue is expected to be $12.5 million. Transaction and support revenue is expected to be $10.5 million, while enterprise software and professional services revenues are expected to be $1.0 million each. Gross margin is expected to be 58%. Operating expenses are expected to be $6.3 million, and net income for the third quarter is expected to be $1.2 million or $0.03 per share based on an estimated average of 36 million diluted shares.

•	Guidance for the full year 2005: Total revenue is expected to be $49 million, consistent with guidance provided on April 20, 2005. Gross margin is expected to be 60% compared to prior guidance of 62%. Operating expenses are expected to be $24.8 million, compared to prior guidance of $25.7 million. Net income for 2005 is expected to be $5.8 million or $0.16 per share. Earnings per share is based on an estimated average of 36 million diluted shares.

Public call/web cast details

CyberSource will host a public conference call today, July 20, 2005, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss the second quarter results and current business developments. The call can be accessed in either of the following ways:

Live web cast

http://www.cybersource.com/cgi-bin/ir.pl

A replay of this web cast will remain available at this location through July 31, 2005.

Live conference call

Dial 888-542-8515 (U.S. and Canada) 706-634-2163 (International). The call’s ID number is: 7574824.

A taped replay of this call will be available until July 31, 2005. The dial-in numbers for the taped replay are 800-642-1687 (U.S.) 706-645-9291 (Non U.S.). The call’s ID number is 7574824.

About CyberSource

CyberSource Corporation is a leading provider of electronic payment and risk management solutions. CyberSource solutions enable electronic payment processing for Web, call center/IVR, and POS environments and manage fraud risk associated with card-not-present transactions. CyberSource Professional Services designs, integrates, and optimizes enterprise-wide commerce transaction systems. Approximately 10,000 businesses use CyberSource solutions, including half the companies comprising the Dow Jones Industrial Average. The company is headquartered in Mountain View, California, and has sales and service offices in Japan, the United Kingdom, and other locations in the United States. For more information, please visit CyberSource’s web site at www.cybersource.com or email info@cybersource.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

Statements in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the company’s expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements in this release include, without limitation, statements regarding: (1) the customer satisfaction level being excellent and the ability of the company to continue achieving high customer satisfaction levels; and, (2) any and all financial forecasts or guidance including, without limitation, those regarding revenue, gross margin, operating expenses, net income, earnings per share, and cash balance. Factors that could cause actual results to differ materially from the forward looking statements include risks and uncertainties such as changes in customer needs, new products and services offerings by the company and its competitors, any unforeseen event or any unforeseen system failures, and other risks indicated in our filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by CyberSource with the Securities and Exchange Commission, specifically the annual report filed on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 10, 2005, and our quarterly reports filed on Form 10-Q from time to time, all of which identify important risk factors.

© 2005 CyberSource Corporation. All rights reserved. CyberSource is a registered trademark in the U.S. and other countries. All other brands and product names are trademarks or registered trademarks of their respective companies.

(Tables follow)

CyberSource Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Transaction and support	$9,754	$6,582	$19,014	$13,055
Enterprise software	1,116	1,006	2,251	1,881
Professional services	1,042	1,035	1,807	2,163

Total revenues	11,912	8,623	23,072	17,099

Cost of revenues:
Transaction and support	4,031	2,021	7,553	3,896
Enterprise software	370	103	501	200
Professional services	509	478	898	957

Total cost of revenues	4,910	2,602	8,952	5,053

Gross profit	7,002	6,021	14,120	12,046

Operating expenses:
Product development	1,972	1,640	3,938	3,330
Sales and marketing	2,600	2,556	5,544	5,044
General and administrative	1,287	1,383	2,701	2,746

Total operating expense	5,859	5,579	12,183	11,120

Income from operations	1,143	442	1,937	926
Interest income, net	292	133	537	298

Income before taxes	1,435	575	2,474	1,224

Income tax provision	32	17	53	36

Net income	$1,403	$558	$2,421	$1,188

Basic earnings per share	$0.04	$0.02	$0.07	$0.04

Diluted earnings per share	$0.04	$0.02	$0.07	$0.03

Weighted average number of shares used in computing basic earnings per share	33,174	33,630	33,246	33,430

Weighted average number of shares used in computing diluted earnings per share	35,568	37,030	35,441	36,238

CyberSource Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2005	December 31, 2004
Assets

Current assets:
Cash, cash equivalents and short-term investments	$43,878	$44,703
Accounts receivable, net	6,520	6,494
Prepaid expenses and other current assets	2,771	2,052

Total current assets	53,169	53,249

Property and equipment, net	2,095	1,746
Other noncurrent assets	517	285

Total assets	$55,781	$55,280

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$510	$392
Other accrued liabilities	5,036	5,549
Deferred revenue	1,683	1,840

Total current liabilities	7,229	7,781

Total stockholders’ equity	48,552	47,499

Total liabilities and stockholders’ equity	$55,781	$55,280